UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2003

Simpson Manufacturing Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Item 9. Regulation FD Disclosure.

On April 17, 2003, Simpson Manufacturing Co., Inc. announced its first quarter 2003 earnings in a press release reproduced below:

PRESS RELEASE — April 17, 2003

SIMPSON MANUFACTURING CO., INC.

ANNOUNCES FIRST QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2003 first quarter net sales increased 13.8% to $116,456,180 as compared to net sales of $102,371,235 for the first quarter of 2002. Net income increased 13.3% to $11,024,902 for the first quarter of 2003 as compared to net income of $9,729,940 for the first quarter of 2002. Diluted net income per common share was $0.44 for the first quarter of 2003 as compared to $0.39 for the first quarter of 2002.

In the first quarter of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the western region. Simpson Strong-Tie’s first quarter sales increased 15.9% over the same quarter last year, while Simpson Dura-Vent’s sales increased 2.0%. Contractor distributors and lumber dealers were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s engineered wood products and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s Direct-Vent and gas vent products increased compared to the first quarter of 2002 while sales of its pellet vent and chimney product lines decreased.

Income from operations increased 14.3% from $16,169,812 in the first quarter of 2002 to $18,485,146 in the first quarter of 2003 and gross margins increased from 38.3% in the first quarter of 2002 to 39.2% in the first quarter of 2003. The increase in gross margins was primarily due to improved absorption of fixed overhead costs offset somewhat by increased material costs. Selling expenses increased 9.5% from $10,529,360 in the first quarter of 2002 to $11,526,709 in the first quarter of 2003, primarily due to increased costs associated with the addition of sales personnel and advertising and promotional activities. General and administrative expenses increased 24.8% from $12,494,383 in the first quarter of 2002 to $15,598,725 in the first quarter of 2003. This increase was primarily due to a favorable comparison to the first quarter of 2002 when the Company recovered substantially all of the overdue receivables from a significant customer. In addition, the increase was partially related to increased cash profit sharing, as a result of higher operating income, increased professional fees and the recognition of stock option expenses in accordance with recently adopted accounting standards. The tax rate was 40.8% in the first quarter of 2003, unchanged from the first quarter of 2002.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Tuesday, April 22, 2003, at 6:00 am, Pacific Time. To participate, callers may dial 800-451-7724. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2003 and 2002, are as follows:

	Three Months Ended March 31,
	(Unaudited)
	2003	2002

Net sales	$116,456,180	$102,371,235
Cost of sales	70,845,600	63,177,680
Gross profit	45,610,580	39,193,555

Selling expenses	11,526,709	10,529,360
General and administrative expenses	15,598,725	12,494,383

Income from operations	18,485,146	16,169,812

Interest income, net	129,950	258,327
Income before taxes	18,615,096	16,428,139

Provision for income taxes	7,590,194	6,698,199
Net income	$11,024,902	$9,729,940

Net income per share:
Basic	$0.45	$0.40
Diluted	$0.44	$0.39

Weighted average shares outstanding:
Basic	24,581,348	24,369,426
Diluted	24,902,398	24,720,348

Other data:
Depreciation and amortization	$3,966,453	$3,765,212

The Company’s financial position as of March 31, 2003 and 2002, and December 31, 2002, is as follows:

	March 31,		December 31,
	(Unaudited)		(Unaudited)
	2003	2002	2002

Cash and short-term investments	$112,082,437	$84,963,306	$121,001,667
Trade accounts receivable, net	71,803,708	62,864,794	55,313,885
Inventories	99,634,575	84,496,719	93,079,620
Other current assets	12,348,524	10,160,504	10,619,065
Total current assets	295,869,244	242,485,323	280,014,237

Property, plant and equipment, net	101,529,045	84,016,901	97,396,608
Other noncurrent assets	25,218,746	18,525,025	18,990,220
Total assets	$422,617,035	$345,027,249	$396,401,065

Trade accounts payable	$18,974,017	$15,546,115	$14,217,487
Notes payable and current portion of long-term debt	2,631,986	2,738,434	1,257,782
Other current liabilities	27,967,327	23,524,676	26,262,216
Total current liabilities	49,573,330	41,809,225	41,737,485

Long-term debt	5,278,586	5,142,698	5,479,834
Stockholders’ equity	367,765,119	298,075,326	349,183,746
Total liabilities and stockholders’ equity	$422,617,035	$345,027,249	$396,401,065

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	April 18, 2003	By	/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer